UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2006

HICKORY TECH CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	0-13721	41-1524393
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)

221 East Hickory Street, P.O. Box 3248, Mankato, MN	56002-3248
(Address of principal executive offices)	(Zip Code)

(800) 326-5789
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Hickory Tech Corporation (the “Company”) will be eliminating the position of President of Small and Medium Business Solutions effective November 30, 2006.  As of that same date, Jon Anderson, the individual that holds the position at the time of its elimination, will be terminating his employment with the Company.  On November 20, 2006, the Company entered into a separation agreement and general release (the “Agreement”) with Mr. Anderson.

Pursuant to the Agreement, in exchange for his agreement to abide by 18 month non-competition, non-solicitation and confidentiality provisions, and a release of all potential claims, the Company agreed to provide Mr. Anderson with a one-time cash payment of $150,380; a one-time cash payment of $15,000 to be utilized for outplacement services; the opportunity to purchase the vehicle currently assigned to him by the Company; and the payment of any bonuses due under the annual and long-term bonus programs that conclude on December 31, 2006.  Those bonus payments will be due only if the pre-established objectives associated with these bonus programs are obtained, and they will be paid in the timeframes outlined in the associated plan documents.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As noted under Item 1.01, Mr. Anderson, a named executive officer for purposes of the proxy statement filed with the SEC on March 10, 2006, will be terminating his employment with the Company effective November 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  November 27, 2006

HICKORY TECH CORPORATION

By:	/s/ John W. Finke
Name: John W. Finke
Title: President and Chief Executive Officer

By:	/s/ David A. Christensen
Name: David A. Christensen
Title: Senior VP and Chief Financial Officer